Exhibit 10.10


                              EMPLOYMENT AGREEMENT
                            Signed on March 20, 2006



                                     BETWEEN

SHABTAI MOSHIASHVILI, from Israel (Shabtai)

                                       AND

LIMCO AIREPAIR INC., a company organized and existing under the laws of OK, of 5304 South Lawton Avenue, Tulsa Oklahoma 74107, USA. (THE "COMPANY")

WHEREAS -

(a)      As of Mar 20, 2006 Shabtai is acting as the CFO of the Company; and

(b) The Company and Shabtai ("THE PARTIES") wish to establish the terms of Shabtai employment by the Company;

NOW THEREFORE in consideration of the mutual covenants set out herein, the Parties agree as follows: -

1. THE OFFICE - Shabtai shall serve as a CFO of the Company and shall report and be subject to the instructions of the CEO of the Company. All the finance activities in the company will report directly to the CFO.

2. BASE SALARY - Effective Mar 20th, 2006 Shabtai's gross salary is $85,000 per year. The salary will be adjusted once a year (commencing Jul 1st 2007) according to the United States Consumer Price Index (CPI), but not less than 3% when the annual profits (before tax and excluding capital gains and subsidiaries profit) according to the annual audited and financial statements of the Company ("THE PROFIT"), is over $500K.

3. YEARLY BONUS - following the end of every full year of employment by the Company (starting 2006) Shabtai will be entitled to a yearly bonus of 0.75 % of the Profit (excluding capital gains and subsidiaries profit) to be paid upon signing the audited financial statements for that year. For 2006, it will be prorated.

4. EXPENSES REIMBURSEMENT - The Company shall reimburse Shabtai for all expenses required in the performance of his duties under this agreement, including car, traveling expenses inside and outside the USA and other expenses included in the Company's budget. (This include one time a year, visiting the parent company in Israel).

5. ADDITIONAL BENEFITS - All Company benefits as paid to other officers of the Company.

6. TAXES - Salary and bonus are taxable and are gross amounts. Any tax will be born by Shabtai.

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7.    MOVING  EXPENSE  - The  company  will pay one time  $2000,  30 days  after arrival for all relocation cost and one time $2000 at termination for moving back to Israel, if the contract will be terminated after more than a year.

8. TERMINATION - Each Party may terminate this Agreement without cause, with 30 days advance written notice ("THE ADVANCE NOTICE PERIOD") to the other Party. The Company, at its sole discretion, may terminate the employment of Shabtai prior to the end of the Advance Notice Period, but will have to pay Shabtai all his salary and other benefits for the entire Advance Notice Period.

   Notwithstanding the above the Company may terminate this Agreement at any time with an immediate effect provided it is "for cause" and without any obligation of the Company to bear or to pay any amount for the period after such a termination.

   "TERMINATION FOR CAUSE" includes conviction in a criminal offence with degradation or if Shabtai acted in disloyal manner vis a vis the Company, disobedience to the instructions of the President, or makes a substantial breach of this agreement.


9. INDEMNIFICATION - THE COMPANY'S officers are indemnified by the Company with regards to normal business activities, to include third party actions provided it is not a claim "for cause" by Shabtai (as defined above). In addition, and for clarification, legal defense against any actions by third parties with regards to Shabtai employment with the Company will be provided to him by the Company and any costs arising from such action, other than those for cause, will be the responsibility of the company.

10. SECRECY, CONFIDENTIALLY AND NON COMPETE. During the Agreement term and afterwards, Shabtai shall keep and treat this Agreement and any other information deriving from his employment or connecting with the Company operations as confidential information.

   During the term of employment and for a period of twelve months after termination for any reason, Shabtai shall not - within any jurisdiction in which the Company is transacting business or has authorized others to do business - directly or indirectly own, manage, operate, control, be employed by, provide consulting services to or for, or participate in the ownership, management, operation or control of, any manner with, any business of the type and character engaged in or competitive with that have been conducted by the Company including the manufacturing, sale and/or overhaul of aircraft ducts and heat exchangers and their components and other business engaged in by the Company at the time during the term of employment.

   If this Agreement is terminated for any reason Shabtai agrees not to disclose or use any information of the Company that is not available to the public, not to hire, employ or offer, directly or indirectly, to any employee of the Company an alternative employment opportunity.

11. NOTICES. Any notice under the Agreement shall be in writing and shall be effective when actually delivered in person or three days after being mailed to the party at the address

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   stated in the  Agreement or such other  address as either party may designate by written notice.

12. ENTIRE AND BINDING AGREEMENT. The Agreement contains the full understanding and agreement between and among the Parties regarding Shabtai's employment and the termination and supersedes any prior understandings and agreements. The Agreement and any subsequent amendments or attachments formally executed shall be binding upon the heirs, executors, administrators, successors and assignees of the parties hereto.

13. GOOD FAITH AND COOPERATION. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation and honesty in fact in the performance of all obligations pursuant to the Agreement. All promises and covenants are mutual and dependent.

14. SAVING CLAUSE. If any provision of the Agreement, or the application of such provision shall be held invalid, the remainder of the Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have agreed and are duly authorized to execute this Agreement the day and year first herein above written.




For and on behalf of

/s/ Shaul Menachem                                /s/ Shabtai Moshiashvili
__________________                                _______________________
Limco Airepair Inc.                               Shabtai Moshiashvili

By: Shaul Menachem

Title: Chief Executive Officer

Date:  3/20/06